Exhibit 99.2

Transcript: OCC –Q4 2021 Earnings Conference Call - 12/20/21 10:00 AM

C O R P O R A T E   P A R T I C I P A N T S

Neil D. Wilkin - Optical Cable Corporation - Chairman, President & CEO

Tracy G. Smith - Optical Cable Corporation - Senior VP and CFO

Aaron Palash - Joele Frank, Wilkinson Brimmer Katcher - IR

P R E S E N T A T I O N

Operator

Good morning. My name is Emma, and I will be your conference operator today. At this time, I would like to welcome everyone to the Optical Cable Corporation fourth quarter 2021 earnings conference call. (Operator Instructions)

It is now my pleasure to turn the conference over to Mr. Palash. You may begin.

Aaron Palash - Joele Frank, Wilkinson Brimmer Katcher - IR

Thank you. Good morning, and thank you all for participating on Optical Cable Corporation's fourth quarter and fiscal year 2021 conference call. By this time, everyone should have a copy of the earnings press release issued earlier today. You can also visit www.occfiber.com for a copy.

On the call with us today are Neil Wilkin, President and Chief Executive Officer of OCC and Tracy Smith, Senior Vice President and Chief Financial Officer.

Before we begin, I'd like to remind everyone that this call may contain forward-looking statements that involve risks and uncertainties. The actual future results of Optical Cable Corporation may differ materially due to a number of factors and risks including, but not limited to, those factors referenced in the forward-looking statements section of this morning's press release. These cautionary statements apply to the contents of the Internet webcast on www.occfiber.com as well as today's call.

With that, I'll turn the call over to Neil Wilkin. Neil, please begin.

Neil D. Wilkin - Optical Cable Corporation - Chairman, President & CEO

Thank you, Aaron, and good morning, everyone. I will begin the call today with a few opening remarks. Tracy will then review the fourth quarter and full year results for the three-month period and twelve-month period ended October 31, 2021 in some additional detail. After Tracy's remarks, we will answer as many of your questions as we can. As is our normal practice, we will only take questions from analysts and institutional investors during the Q&A session. However, we also offer other shareholders the opportunity to submit questions in advance of our earnings call. Instructions regarding such submissions are included in our press release announcing the date and time of our call today.

In 2021, our team successfully executed ongoing initiatives to strengthen OCC during the pandemic and for the long-term, positioning us to capture current and future growth opportunities, realize improved operating efficiencies and control and reduce costs. The COVID-19 pandemic continued to significantly impact the global economy during much of 2021 and it impacted OCC as well.

We began the fiscal year with demand for our products impacted by the pandemic. While demand began to grow during our second quarter, new macroeconomic pandemic-related challenges arose. In particular, supply chain disruption and tight labor markets impacted our operations and our results. The OCC team met these emerging challenges with creative problem solving and a focus on serving our customers while protecting and strengthening our operational effectiveness and efficiency.

I'm incredibly grateful to the OCC team and their dedication and tireless efforts this past year. It is their resilience, perseverance and hard work that has enabled OCC to navigate these turbulent times and to well-position OCC for fiscal year 2022. My sincere and continued thank you to every member of the OCC team and their families.

Transcript: OCC –Q4 2021 Earnings Conference Call - 12/20/21 10:00 AM

Our results this year and in the fourth quarter reflect these efforts. Net sales for fiscal year 2021 increased 7% to $59.1 million. Our net sales growth accelerated mid-second quarter of fiscal year 2021. During OCC's second, third and fourth quarters of fiscal year 2021, our net sales increased 5.9%, 14.6% and 14.4%, respectively, in each case compared to the same periods in fiscal year 2020. Our sales growth was driven by our ongoing sales, business development and marketing initiatives creating opportunities, as well as the easing of pandemic pressures on demand for our products beginning in the second quarter of fiscal 2021.

Our sales order backlog/forward load more than doubled by the end of fiscal 2021 compared to the beginning of the year, as our sales orders and opportunities outpaced our material availability and labor capacity. Direct and indirect impacts of the COVID-19 pandemic created these production capacity challenges, particularly beginning in the third fiscal quarter, which we believe prevented us from capturing even bigger increases in sales. These challenges, which affected many other companies as well as OCC, included supply chain disruption that resulted in longer lead times and increased costs for certain raw materials. They also included a tight labor market for additional personnel needed to increase production volumes.

Finally, we experienced increases in other production costs. Despite these challenges, we remain encouraged by the continued demand for our products and the effectiveness of our growth strategies. We believe our top-line results will continue to improve as the impacts of the pandemic continue to recede.

We also realized operating efficiencies this past year. We achieved a gross profit increase of 15.5% to $16.3 million for fiscal year 2021, compared to fiscal year 2020, and a 20% increase during the fourth quarter. Gross profit margin, or gross profit as a percentage of net sales, was 27.5% during fiscal year 2021 compared to 25.5% for fiscal year 2020. Gross profit margin was 30.6%, 26.2% and 31.8% during the second, third and fourth quarters of fiscal year 2021, respectively.

In fiscal year 2021, our gross profit improved as we realized benefits from prior and ongoing manufacturing initiatives to improve manufacturing throughput, efficiency and flexibility, and from our improved sales performance and operating leverage as fixed production costs were spread over higher production volumes. Notably, OCC's gross profit increased at a faster rate than our increase in net sales during fiscal year 2021, positively impacted by our operating leverage even as we experience material availability challenges and cost increases, both of which impacted operating efficiency during the second half of fiscal year 2021.

Again, this year, we also controlled and reduced costs. Throughout 2021, we continued to focus on operating as efficiently as possible. Selling, general and administrative expenses decreased 5.2% or $1 million to $18.2 million during fiscal year 2021. Our decrease in SG&A expenses this year followed a significant decrease of 17.9%, or $4.2 million, to $19.2 million in fiscal year 2020 compared to $23.4 million in fiscal year 2019. SG&A expenses as a percentage of net sales were 30.8% during fiscal year 2021, down from 34.8% during fiscal year 2020.

OCC also benefited from a Small Business Administration Payroll Protection Program loan, received in April of 2020 and forgiven in full in July 2021, and from Employee Retention Tax Credits during calendar 2021.

During critical periods of the COVID-19 pandemic in fiscal years 2020 and 2021, the PPP loan and tax credits enabled OCC to preserve employee jobs and maintain our operational readiness, including our ability to service critical infrastructure customers such as the U.S. military and healthcare providers.

Looking ahead at the bigger picture, Optical Cable Corporation remains uniquely positioned in the fiber optic and copper cabling and connectivity industry. We have differentiated core strengths and capabilities that enable OCC to offer top-tier products and application solutions and to successfully compete against much larger competitors.

OCC's core strengths and capabilities include our wide range of fiber optic and copper cabling and connectivity products and solutions that enable OCC to deliver products and solutions that meet our customers' unique needs and that are well positioned for applications in our targeted markets. The range of OCC's product offerings is extensive, with OCC often competing with different competitors in OCC's different targeted markets.

We have also built enviable market positions, brand recognition, as well as the loyalty of and our relationships with customers, decision-makers and end-users across a broad range of targeted markets, including the enterprise, industrial, broadcast, mining, oil and gas, alternative energy, military and other harsh environment and specialty markets, as well as the wireless carrier market.

We have a broad and diverse geographic footprint with OCC selling into approximately 50 countries this year.

OCC has extensive industry experience and expertise. Our engineering, sales and business development teams are well-respected for their product and application experience and the expertise that enables OCC to create its portfolio of innovative, high-performance products and associated intellectual property.

Transcript: OCC –Q4 2021 Earnings Conference Call - 12/20/21 10:00 AM

Finally, we have impressive manufacturing knowledge and experience in our manufacturing, quality and engineering teams and significant production capacity at our facilities.

Many of the costs OCC incurs to maintain and build upon our strengths and capabilities, along with our public company costs, are fixed. As a result, as OCC grows net sales, gross profit and profitability tend to increase at a faster rate than the rate of increase of net sales. This creates operating leverage for OCC as fixed production costs and fixed SG&A expenses remain relatively stable, and are spread over higher net sales levels. We are confident leveraging OCC's core strength and capabilities enables us to deliver long-term value for shareholders.

As we begin fiscal year 2022, we are optimistic and excited by the opportunities before us. Customer demand in OCC's markets have significantly improved, and we are beginning to see other impacts of the COVID-19 pandemic recede with some improvement in the availability of certain raw materials in our supply chains, and some improvements in recruiting additional members to our manufacturing team.

OCC is well-positioned to capitalize on existing and new revenue opportunities as the impacts of the pandemic on supply chain, labor availability and the global economy recede. We are hopeful that these trends will continue and we will continue to monitor potential and developing impacts of COVID-19, including new emerging variants, on OCC's business and the global economy.

We appreciate the opportunity to meet the evolving needs of our customers, installers, specifiers and end users, and are proud to provide OCC's top-tier solutions, products and application and technical expertise. OCC remains committed to leveraging our core strengths and capabilities and executing our strategies and initiatives to create long-term value for shareholders.

With that, I'll turn the call over to Tracy, who will review in additional detail our fourth quarter and fiscal year 2021 financial results.

Tracy G. Smith - Optical Cable Corporation - Senior VP and CFO

Thank you, Neil. Consolidated net sales for fiscal 2021 increased 7% to $59.1 million, compared to net sales of $55.3 million for fiscal year 2020. Consolidated net sales for the fourth quarter of fiscal 2021 increased 14.4% to $15.9 million, compared to net sales of $13.9 million for the same period last year.

During the fourth quarter and fiscal year 2021, we experienced an increase in net sales in the wireless carrier and enterprise markets compared to the same periods last year. We believe net sales during fiscal year 2021, specifically beginning in the second fiscal quarter, were positively impacted by the continued lifting of some restrictions and the reopening of certain markets that had been negatively impacted by the COVID-19 pandemic. Additionally, we believe that we will continue to see a trend of improving demand for our products and an increase in net sales to the extent there are declines in the direct and indirect impacts of the COVID-19 pandemic on our customers, suppliers, workforce and end users.

Turning to gross profit. Our gross profit increased 15.5% to $16.3 million in fiscal 2021, compared to gross profit of $14.1 million in fiscal 2020. Gross profit margin increased to 27.5% in fiscal 2021 compared to 25.5% in fiscal 2020. Gross profit increased 20% to $5.1 million in the fourth quarter of fiscal 2021 compared to gross profit of $4.2 million for the same period last year. Gross profit margin increased to 31.8% in the fourth quarter of fiscal 2021 compared to 30.3% in the fourth quarter of fiscal 2020.

Our gross profit margins tend to be higher when the company achieved higher net sales levels, as certain fixed manufacturing costs are spread over higher sales. This operating leverage, which is beneficial at higher sales levels, positively impacted our gross profit margins in both the fourth quarter and fiscal year 2021. Additionally, actions that we took in fiscal years 2020 and 2019 contributed to the increase in our gross profit margin in the fourth quarter and fiscal year 2021. Our gross profit margin percentages are also heavily dependent upon product mix on a quarterly basis and may vary based on changes in product mix from quarter to quarter.

SG&A expenses decreased $1 million, or 5.2%, to $18.2 million during fiscal 2021, compared to $19.2 million for fiscal 2020. SG&A expenses as a percentage of net sales were 30.8% in fiscal 2021, compared to 34.8% in fiscal 2020. The decrease in SG&A expenses during fiscal 2021 compared to fiscal 2020 was primarily the result of decreases in employee and contracted sales personnel related costs, bad debt expense and certain other costs impacted by the COVID-19 pandemic. The decrease in employee and contracted sales personnel related costs and other costs also were positively impacted by OCC's ongoing cost control initiatives.

Transcript: OCC –Q4 2021 Earnings Conference Call - 12/20/21 10:00 AM

SG&A expenses increased to $4.8 million during the fourth quarter of fiscal 2021, compared to $4.3 million for the same period last year. SG&A expenses as a percentage of net sales were 30.3% in the fourth quarter of fiscal 2021, compared to 31% in the fourth quarter of fiscal 2020. The increase in SG&A expenses in the fourth quarter of fiscal year 2021, compared to the same period last year, was primarily the result of net increases in employee and contracted sales personnel related costs, as well as increases in shipping costs. Included in employee and contracted sales personnel related costs are commissions, which increased due to the increase in net sales when comparing the fourth quarter of fiscal year 2021 to the same period last year. Shipping costs also increased due to the increase in sales when comparing the two periods.

OCC recorded net income of $6.6 million, or $0.87 per basic and diluted share, for fiscal 2021 compared to a net loss of $6.1 million, or $0.83 per basic and diluted share, for fiscal 2020. OCC recorded a net loss of $6,000, or $0.00 per basic and diluted share, for the fourth quarter of fiscal 2021, compared to $406,000, or $0.06 per basic and diluted share, for the fourth quarter of fiscal 2020.

On July 1, 2021, the Small Business Administration forgave the entire balance of our PPP loan, including accrued interest. As a result, we recognized a gain on the extinguishment of debt of approximately $5 million in fiscal year 2021. Also during fiscal year 2021, we recognized a refundable payroll tax credit totaling $4.3 million under the ERTC program. OCC was an eligible small employer under the gross receipts decline test, which qualified the Company to claim ERTC in the first two calendar quarters of 2021 under the amended ERTC program. As of October 31, 2021, we had a $2.2 million receivable for ERTC still to be refunded.

As of October 31, 2021, we had outstanding borrowings of $3.5 million on our revolver and $4.4 million in available credit. We also had outstanding loan balances of $4.9 million under our real estate term loans.

With that, I'll turn the call back over to Neil.

Neil D. Wilkin - Optical Cable Corporation - Chairman, President & CEO

Thank you, Tracy. And now if any analysts or institutional investors have any questions, we are happy to answer them. Emma, if you could please indicate the instructions for our participants to call in any questions they may have, I'd appreciate it. Again, we are only taking live questions from analysts and institutional investors.

Q U E S T I O N S   A N D   A N S W E R S

Operator

(Operator Instructions) And we'll turn the program over to Neil

Neil D. Wilkin - Optical Cable Corporation - Chairman, President & CEO

Thank you, Emma. Aaron, I know there are some questions submitted by some individual investors in advance of today's call. If you could go through those, we will answer those questions.

Aaron Palash - Joele Frank, Wilkinson Brimmer Katcher - IR

Sure. First, who are your main competitors for military grade solutions and what positions you favorably against them? Do you expect the Joint Warfighting Cloud Capability Program to have an impact on OCC's business?

Neil D. Wilkin - Optical Cable Corporation - Chairman, President & CEO

Okay. OCC does have a number of different competitors in different targeted markets that OCC addresses with our military grade products and solutions. We compete against our competitors on product performance, customer service and importantly, the expertise and knowledge OCC's customers have come to rely on to address their varied and unique application requirements.

As to the second part of the question, as I'm sure the individual investor knows, the JWCC is intended to increase security from threats both inside and outside of existing cloud solutions used by the U.S. military. The focus of the program is on cloud capabilities, so I'd expect cloud service providers will be the types of companies involved in this project primarily. Of course, OCC tends to benefit from expanded military spending and data communication infrastructure that requires cable and connectivity products. However, at this time, we have not estimated any possible impact to OCC from this program.

Transcript: OCC –Q4 2021 Earnings Conference Call - 12/20/21 10:00 AM

Aaron Palash - Joele Frank, Wilkinson Brimmer Katcher - IR

Got it. Next question. Over the past decade, OCC's revenue stream seems to have been rather stable with the added cyclicality of carrier and other large contracts. Speaking about OCC's growth potential, do you see that coming from further expansion of your product offerings or growth in demand for existing lines? Can you outline the trends that give you confidence in OCC's growth potential and headwinds OCC might be facing in the mid- to long- term?

Neil D. Wilkin - Optical Cable Corporation - Chairman, President & CEO

Thanks, Aaron. So to answer the first part of the question, we see growth potential coming from both future expansion of our product offerings as well as growth in demand for our existing cable and connectivity products and solutions. Even during the pandemic, OCC's new product development has continued. At this time, the state of the global macroeconomic environment and the pandemic, both of which are difficult to predict, are really the biggest factors that would be headwinds facing OCC in the mid- to longer term. We're well positioned in our markets and we've been effectively competing against much larger competitors, and we believe that will continue.

Aaron Palash - Joele Frank, Wilkinson Brimmer Katcher - IR

Great. Given OCC's existing capacity potential and assuming no outlandish growth, can you walk us through where you see opportunities to deploy incremental capital?

Neil D. Wilkin - Optical Cable Corporation - Chairman, President & CEO

Okay. Aaron, thank you. We do believe as the impact of the pandemic on the global economy recedes that we will see additional cash flow growth and availability of additional capital. To date, our first priority of any investments has been to focus on continuing to improve our efficiency. And we've made some investments more recently in fact. However, we also evaluate potential investment in production of new products and increased production capacity when an appropriate business case justifies those investments.

Aaron Palash - Joele Frank, Wilkinson Brimmer Katcher - IR

Great. Do you have any difficulty finding qualified employees?

Neil D. Wilkin - Optical Cable Corporation - Chairman, President & CEO

We've touched on this issue in some of the comments that I've made and Tracy has made earlier in the call. What I'd also say is that OCC is very fortunate that in the regions of the country in which our facilities are located, we are normally able to find qualified employees to meet our needs. But like other companies, the pandemic has impacted labor availability, particularly recently, making it more difficult for us to add personnel in order to increase our production capacity. We have seen some recent improvement in our recruiting results, and we believe that will continue as the impact of the pandemic continues to recede.

Aaron Palash - Joele Frank, Wilkinson Brimmer Katcher - IR

Okay. Are you experiencing any supply chain issues or having difficulty getting materials?

Neil D. Wilkin - Optical Cable Corporation - Chairman, President & CEO

We have touched on that previously in the call, but we'll expand briefly. We have experienced impacts on our supply chain because of the pandemic, like many others, and this creates challenges in obtaining some materials. Our team has been actively managing these challenges in order to minimize the impact on OCC and has largely been successful, which we're very appreciative of their efforts. The supply chain issues have impacted our revenue, though, and having some availability with supplies being volatile. But despite these challenges, we grew revenues this year, including growing revenues 14.4% during the fourth quarter of fiscal year 2021.

Aaron Palash - Joele Frank, Wilkinson Brimmer Katcher - IR

Okay. So are you experiencing significant price increases from suppliers? If so, are you able to pass the cost along to customers?

Transcript: OCC –Q4 2021 Earnings Conference Call - 12/20/21 10:00 AM

Neil D. Wilkin - Optical Cable Corporation - Chairman, President & CEO

Because of the supply chain disruption, many, including OCC are experiencing pressures on prices. We have seen increased costs from certain suppliers of certain raw materials, longer lead times and increased shipping costs. And while we do not like to increase prices to our customers, we have made some adjustments for particular products that we've been forced to do by the actions of our suppliers.

Aaron Palash - Joele Frank, Wilkinson Brimmer Katcher - IR

What is your current backlog?

Neil D. Wilkin - Optical Cable Corporation - Chairman, President & CEO

We haven't, and typically don't, provide a specific dollar amount on OCC's current sales order backlog or forward load. We have talked about on this call, and we'll disclose in our filings either later today or the next couple of days, but our backlog has more than doubled since the beginning of this year. And so we're seeing that as very strong.

Aaron Palash - Joele Frank, Wilkinson Brimmer Katcher - IR

Do you plan on reinstating your share repurchase program in 2022?

Neil D. Wilkin - Optical Cable Corporation - Chairman, President & CEO

No. At this time, we have no plans to reinstate the share repurchase program. We've had it in place for a while, but suspended it previously and don't anticipate reinstating that at this time.

Aaron Palash - Joele Frank, Wilkinson Brimmer Katcher - IR

Do you expect to generate significant royalty income from your licensing agreement with Commscope?

Neil D. Wilkin - Optical Cable Corporation - Chairman, President & CEO

We're not providing any estimates of OCC's expense or income related to our cross licensing agreements, which includes the Commscope cross-licensing agreement. The Commscope cross-license agreement was announced in May 2021 and we're very proud of the fact that we think this is another example of the capabilities OCC has demonstrated in various market categories and OCC's strong technological position in our industry.

Aaron Palash - Joele Frank, Wilkinson Brimmer Katcher - IR

Last question. Can you elaborate on how your sales commission program is structured?

Neil D. Wilkin - Optical Cable Corporation - Chairman, President & CEO

We don't talk about the specifics of that, although we do have both employees and contracted personnel that are part of our sales team across the country and across the globe. The actual terms can vary, but all the arrangements are typical as used by others in our industry.

Aaron Palash - Joele Frank, Wilkinson Brimmer Katcher - IR

That was the last question. So back to you, Neil.

Transcript: OCC –Q4 2021 Earnings Conference Call - 12/20/21 10:00 AM

Neil D. Wilkin - Optical Cable Corporation - Chairman, President & CEO

Okay. Thank you, Aaron, and thank you all for your questions. I'd like to thank everyone for listening to our fourth quarter and fiscal year 2021 conference call today. As always, we appreciate your time and interest in Optical Cable Corporation. I hope everyone continues to be safe and has a happy holiday season, both for you and for your families. Thank you very much.

Operator

This does conclude today's program. Thank you for your participation. You may disconnect at any time.